Exhibit 10.13
EMPLOYMENT AGREEMENT
Charles McKhann
EMPLOYMENT AGREEMENT (the “Agreement”), by and between Apollo Endosurgery, Inc. (the “Company”) and Charles McKhann (“Executive”) and, together with the Company, the “Parties”).
WHEREAS, the Company desires to employ Executive pursuant to the terms, provisions and conditions set forth in this Agreement;
WHEREAS, Executive desires to be employed on the terms hereinafter set forth in this Agreement;
WHEREAS, Executive shall commence employment and this Agreement shall be effective on March 1, 2021 (the “Effective Date”).
NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:
1.At-Will Employment. Executive shall be employed by the Company on an at-will basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined below) or advanced notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s Employment, which may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive). Executive’s rights to any compensation following a termination of employment shall be only as set forth in Section 9 below.
2.Position and Duties. Executive shall serve as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”). Executive shall perform duties customary to such position, as reasonably assigned to him from time to time by the Board, to whom Executive shall report. Executive shall devote Executive’s full business time and attention to the performance of Executive’s duties hereunder and shall comply with all applicable laws, rules and regulations of self-regulatory organization to which the Company is subject and Company policies to which Executive is subject. Executive shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services; provided, that nothing herein shall preclude Executive from (i) with the prior written consent of the Board, serving on the board of directors of other for-profit companies that do not compete with the Company, (ii) serving on civic or charitable boards or committees, and (iii) managing personal investments, so long as all such activities described in (i) through (iii) herein do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement. Executive may continue to maintain his primary residence in Minneapolis, Minnesota and, subject to the business needs of the Company and the reasonable satisfaction of the Board, perform his services remotely, travel on Company business and be on site at the Company’s offices as needed.

3.Compensation, Policies and Benefits.
(a)Base Salary. The Company shall pay Executive an initial base salary for services rendered under this Agreement at an annualized rate of $450,000.00 (or $18,750 on a semi-monthly basis) (the “Base Salary”), less standard payroll deductions and withholdings. Executive shall be paid in accordance with Company practice and policy. Executive’s Base Salary shall be reviewed and adjusted from time to time by the Board or a duly authorized committee.
(b)Annual Bonus. Subject to the achievement, as determined by the Board or a duly authorized committee thereof in good faith, of performance milestones mutually agreed upon by Executive and the Board or a duly authorized committee thereof and based on such other criteria determined by the Board or a duly authorized committee thereof in its sole discretion, Executive shall be eligible to earn an annual cash bonus (“Annual Bonus”) in a target amount of eighty percent (80%) of Executive’s then-current Base Salary (“Bonus Target”). Notwithstanding the foregoing, Executive shall be eligible to earn an accelerated annual bonus (a “Bonus Accelerator”) in a target amount of up to a maximum of 200% of Executive’s then-current Bonus Target amount in the event that the Company exceeds certain Company financial objectives as established and approved by the Board in its sole discretion for each year. If a Bonus Accelerator is achieved and approved by the Board in a calendar year, it will be in the Board’s discretion to determine the actual amount of Executive’s earned bonus for that year which will not be more than 200% of Executive’s then-current Bonus Target. For calendar year 2021, Executive’s bonus eligibility shall be pro-rated based on the percentage of the year he is employed. If Executive leaves the employ of the Company prior to payment of any Annual Bonus, except as set forth in Sections 9(a), 9(b) and 9(d), Executive will not have earned, and will not be eligible for, an Annual Bonus, pro-rated or otherwise. Except as set forth in Section 9(a), 9(b), and 9(d), Executive must be employed on the day the Annual Bonus (if any) is paid in order to earn the Annual Bonus. Except as set forth in Section 9(d), the Annual Bonus earned for any given year will be paid to Executive on the date on which annual bonuses are paid to all other senior executives of the Company, but in no event later than March 15 of the year following the year in which Executive’s right to the Annual Bonus is no longer subject to a substantial risk of forfeiture, so as to comply with Treasury Regulation Section 1.409A-1(b)(4).
(c)Equity Grants.
(i)Time-Based Vesting Option. Executive will be issued an option (the “Option”) to purchase 848,733 shares of the Company’s common stock pursuant to a written Stock Option Agreement between Executive and the Company. The Company will use its reasonable best efforts to issue the Option as soon as possible following the Effective Date. Except as set forth in Section 9(d), the Option shall vest and become exercisable according to the following schedule: 25% of the shares will vest as of one year from Executive’s initial date of employment, and the remaining 75% of the shares will vest in equal monthly installments at the end of each calendar month thereafter over the following three (3) years, subject to Executive’s Continuous Service (as defined in Section 12(o) of the Company’s 2017 Equity Incentive Plan) with the Company on such dates. Vesting will commence on the Effective Date. The Option will be a nonqualified stock option and will have an exercise price per share based upon the fair market value of the Company’s common stock on the date of grant. The Company intends for the Option to be a material inducement to Executive’s employment by the Company within the meaning of Listing Rule 5635(c)(4) of The Nasdaq Stock Market LLC. Executive may be eligible for additional annual equity grants at the discretion of the Board and any compensation policy for directors adopted by the Board from time to time.
(ii)Performance-Based Vesting Restricted Stock Units. Executive will be issued a second grant consisting of a restricted stock unit award for 707,278 shares of the Company’s common stock pursuant and subject to a written Equity Agreement between Executive and the Company (the “Performance-Based Vesting RSU”, and together with the Option, the “Awards”). The Company will use its reasonable best efforts to issue the Performance-Based Vesting RSU as soon as possible following the Effective Date. The Performance-Based Vesting RSU shall vest according to the following schedule: (a) 25% of the shares subject to the Performance-Based Vesting RSU will vest upon achievement by the Company of $50 million in annual revenue; (b) 25% of the shares subject to the Performance-Based Vesting RSU will vest upon achievement by the Company of $65 million in annual revenue; (c) 25% of the shares subject to the Performance-Based Vesting RSU will vest upon achievement by the Company of $80 million in annual revenue; and (d) 25% of the shares subject to the Performance-Based Vesting RSU will vest upon achievement by the Company of $95 million in annual revenue. In the event that any shares subject to the Performance-Based Vesting RSU have not vested on the earlier of Executive’s last day as an Employee, Consultant, or Non-Employee Director (in each case, as defined in the 2017 Equity Incentive Plan) and the end of the sixteenth (16th) full fiscal quarter following the Effective Date, the unvested shares of the Performance-Based Vesting RSU shall expire in its entirety on that date. For purposes of determining achievement of vesting conditions of the Performance-Based RSU, annual revenue shall be calculated on the basis of the trailing completed four (4) fiscal quarters. The Company intends for the Performance-Based Vesting RSU to be a material inducement to Executive’s employment by the Company within the meaning of Listing Rule 5635(c)(4) of The Nasdaq Stock Market LLC.
(iii)Acceleration. In the event of a Change in Control (as defined in the 2017 Equity Incentive Plan), one-hundred percent (100%) of the Option shall become vested and exercisable as of the date immediately prior to the effective time of the Change in Control. In addition, the vesting of shares of the Performance-Based Vesting RSUs shall accelerate as follows upon a Change in Control: (a) if the Change in Control occurs in a transaction in which the deemed value per share of the Company’s common stock is at least two (2) times the last reported sale price of the Company’s common stock on The Nasdaq Global Market on the grant date of the Performance-Based Vesting RSUs (the “Closing Price”), but less than three (3) times the Closing Price, fifty percent (50%) of the unvested shares subject to the Performance-Based Vesting RSU shall vest as of immediately prior to effectiveness of such Change in Control; (b) if the Change in Control occurs in a transaction in which the deemed value per share of the Company’s common stock is at least three (3) times the Closing Price, one-hundred percent (100%) of the unvested shares subject to the Performance-Based Vesting RSU shall vest as of immediately prior to effectiveness of such Change in Control; and (c) without limiting the foregoing clauses (a) and (b), if within twenty-four (24) months following the Effective Date the Change in Control occurs in a transaction in which the deemed value per share of the Company’s common stock is at least one and one-half (1½) times the Closing Price but less than two (2) times the Closing Price, twenty-five percent (25%) of the unvested shares subject to the

Performance-Based Vesting RSU shall vest as of immediately prior to effectiveness of such Change in Control. In addition, the Awards shall be subject to the vesting acceleration provision set forth in Section 9(d) below.
4.Company Policies and Benefits. The employment relationship between the Parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive shall be eligible to participate in the employee benefit plans of the Company on a basis no less favorable than such benefits are provided by the Company from time to time to the Company’s other senior executives. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan or program. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
5.Vacation, Sick Leave and Holidays. Executive shall be eligible to accrue four (4) weeks of paid vacation and sick days during each year in accordance with the Company’s vacation and sick leave policies and the restrictions on carry-over, payout and use contained therein. Executive shall also be entitled to all paid holidays given by the Company to its senior executives, administered in accordance with the Company’s holiday policies.
6.Financial Planning Benefit. Executive shall be eligible to receive prompt reimbursement for personal financial planning services expenses incurred by Executive up to $4,000, subject to deductions for applicable tax withholdings, each year of his employment with the Company.
7.Expense Reimbursement. Executive shall be eligible to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by Executive (in accordance with the policies and procedures established from time to time by the Company) in performing services hereunder. For the avoidance of doubt, to the extent that any reimbursements (including any taxable benefits reimbursements) are subject to the provisions of Section 409A of the Code: (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within 30 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
8.Indemnification; D&O Coverage. The Company, and its successors and/or assigns, will indemnify and defend Executive to the fullest extent permitted by the By-Laws and Certificate of Incorporation of the Company with respect to any claims that may be brought against Executive arising out of any action taken or not taken in Executive’s capacity as an officer or director of any member of the Company pursuant to the terms and conditions of the Indemnification Agreement between the Parties of even date herewith (the “Indemnification Agreement”). In addition, Executive shall be covered as an insured in respect of Executive’s activities as an officer of the Company by the Company’s Directors and Officers liability policy or other comparable policies obtained by the Company’s successors, to the fullest extent permitted by such policies. The Company’s indemnification obligations hereunder shall remain in effect following Executive’s termination of employment with the Company.
9.Termination of Employment. The Parties acknowledge that as set forth in Section 1 of this Agreement, Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in this Section 9 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.
(a)Death. Executive’s employment shall terminate upon Executive’s death. Upon any such termination, Executive’s estate shall be entitled to receive his Base Salary, accrued but unused paid vacation through the date of termination, together with any compensation and benefits payable to Executive based on his participation in any compensation or benefit plan, program or arrangement through the date of termination (together, the “Accrued Amounts”), plus the Annual Bonus, if any, in connection with completion of the fiscal year prior to the date of termination that would have been earned and payable to Executive under Section 3(b) had Executive remained an employee of the Company through the Annual Bonus payment date for that fiscal year (the “Special Bonus”). The Accrued Amounts and the Special Bonus shall be timely paid following the date of termination in accordance with applicable laws, not to exceed thirty (30) days. Any vested options will be exercisable by Executive’s estate until the earlier of eighteen (18) months after his death or the expiration date of the options. All other benefits, if any, due to Executive’s estate following Executive’s termination due to death shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive’s estate shall not be entitled to any payments or benefits under any severance plan, severance policy or similar program of the Company. Executive’s estate shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following the effective date of the termination of employment due to Executive’s death.
(b)Disability. The Company may terminate Executive’s employment for Disability. “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his position for a period of ninety (90) consecutive days or one hundred twenty (120) days during any consecutive six (6) month period, or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In conjunction with determining Disability for purposes of this Agreement, Executive hereby (i) consents to not more than two (2) reasonable medical examinations which are relevant to a determination of whether Executive is mentally and/or physically disabled, and (ii) agrees to furnish such medical information as may be reasonably requested for such determination. Upon any such termination, Executive shall be entitled to receive payment of the Accrued Amounts and the Special Bonus. All other benefits, if any, due to Executive following Executive’s termination by the Company for Disability shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not be entitled to any payments or benefits under any severance plan, severance policy or similar program of the Company. Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following the effective date of the such termination of employment.
(c)Termination for Cause; Termination by Executive without Good Reason. At any time, (i) the Company may terminate Executive’s employment for Cause (as defined below) by Notice of Termination (as defined in Section 9(e)) or (ii) Executive may elect to terminate Executive’s employment other than for Good Reason (as defined below); provided, that Executive shall be required to give, at least thirty (30) days in advance, a Notice of Termination, and the Company may elect to accelerate the timing of Executive’s termination date upon receipt of such notice. “Cause” for Executive’s termination will exist for a period of ninety (90) days following the Company’s discovery of the happening of one or more of the following events: (i) Executive’s gross negligence or willful misconduct in performance of his duties hereunder where such gross negligence or willful misconduct has resulted in or is likely to result in substantial and material damage to the Company or any of its subsidiaries; (ii) Executive’s repeated absence from the Company in violation of Company policy or the written instructions of the Board, provided, Executive shall have a period of ten (10) days to cure such absence after receipt of written notice thereof; (iii) Executive’s material and willful violation of any federal or state law that has resulted in or is likely to result in substantial and material damage to the Company or any of its subsidiaries; (iv) the commission of any act of fraud by Executive with respect to the Company; (v) Executive’s conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; or (vi) Executive’s incurable material breach of the Company’s Invention, Confidential Information and Non-Competition Agreement (the “Non-Competition Agreement”), including without limitation, Executive’s theft or other misappropriation of the Company’s proprietary information. Upon the termination of Executive’s employment pursuant to this Section 9(c), Executive shall be entitled to receive payment of the Accrued Amounts. All other benefits, if any, due to Executive following Executive’s termination of employment pursuant to this Section 9(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not be entitled to any payments or benefits under any severance plan, severance policy or similar program of the Company. Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following the effective date of such termination of employment.
(d)Termination for Good Reason or Without Cause.
(i)Executive may terminate Executive’s employment for Good Reason (as defined below), provided the Company has not previously notified him in writing of its intent to terminate his employment for Cause, and the Company may terminate Executive’s employment without Cause (that is, other than by death, Disability or for Cause, in accordance with Section 9(a), 9(b) or 9(c), respectively). “Good Reason” shall mean the occurrence, without Executive’s prior written consent, of any of the following events: (a) a material reduction in the nature or scope of Executive’s responsibilities, duties and/or authority, including without limitation, Executive no longer being the sole CEO of the Company; (b) a change in Executive’s reporting relationship such that Executive is no longer reporting directly and solely to the Board; (c) a material reduction in Executive’s then-current Base Salary or Bonus Target percentage, which the Company and Executive agree is at least 10% of Executive’s then-current Base Salary or Bonus Target; provided, that a reduction in Base Salary or target Bonus Target percentage shall not be “Good Reason” to the extent the reduction is made as part of a broader compensation reduction program of the Company affecting a majority of similarly situated employees; (d) Executive is required to relocate from the Minneapolis, Minnesota metropolitan area; or (e) a material breach of this Agreement by the Company. No event described in clauses (a) through (e) above shall constitute Good Reason unless Executive delivers to the Company a Notice of Termination for Good Reason within ninety (90) days after the initial existence of the circumstances giving rise to Good Reason, within thirty (30) days following the receipt of such Notice of Termination for Good Reason the Company has failed to reasonably cure the circumstances giving rise to Good Reason, and Executive terminates his employment within thirty (30) days following the end of the 30 day cure period.
(ii)Upon the termination of Executive’s employment hereunder pursuant to this Section 9(d), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regarding to any alternative definitions thereunder, “Separation from Service”), the Company shall pay Executive the Accrued Amounts, and, subject to Executive’s (a) returning all Company physical property in his possession or control; (b) complying with his post-termination obligations under this Agreement and the Non-Competition Agreement (subject to applicable materiality standards, notice and cure periods therein); (c) execution, delivery and non-revocation of a general release of all claims against the Company substantially in the form attached hereto as Exhibit A (the “Release”) within the sixty (60) day period following the effective date of Executive’s Separation from Service, (d) resigning from all positions held with the Company and any of its subsidiaries, including, but not limited to, any positions held on the Company’s Board of Directors; and (e) complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein, Executive shall receive the following severance benefits (the “Severance Benefits”):
(1)(A) an amount equal to 12 months of Executive’s then-current Base Salary, ignoring any decrease in Base Salary that forms the basis for Good Reason, paid in equal installments on the Company’s normal payroll schedule over the 12 month period immediately following the date of Separation from Service, except as set forth in Section 9(d)(iii) below (the “Salary Continuation”), plus (B) an amount equal to the Bonus Target amount of the Annual Bonus, if any, in connection with completion of the fiscal year prior to the date of termination that would have been earned and payable to Executive under Section 3(b) had Executive remained an employee of the Company through the Annual Bonus payment date for that fiscal year plus (C) an amount equal to the Bonus Target amount of the Annual Bonus in effect in the fiscal year of Executive’s Separation from Service, pro-rated for the period of time elapsed in the year of Executive’s Separation from Service through such Separation from Service (e.g. 200 of 365 days);
(2)reimbursement no less frequently than monthly to Executive for amounts paid to obtain COBRA coverage for the lesser of (A) twelve (12) months from the date of Separation of Service, or (B) until such time as Executive is able to obtain health insurance from a subsequent employer;
(3)acceleration of the vesting of all time-based vesting equity awards previously granted to Executive (based upon duration of service and not the occurrence of corporate events or milestones) as of the effective date of Separation from Service as to the number of shares that would have vested in accordance with the applicable vesting schedule as if Executive had been in service for an additional twelve (12) months after Executive’s Separation from Service date. Such acceleration shall be effective as of the effective date of Executive’s Separation from Service;
(4)extension of the time period in which Executive will be permitted to exercise the vested Options (and any other options subsequently granted to Executive) after his Separation from Service until the earlier of (i) the 1-year anniversary of his Separation from Service date; and (ii) the effective date of a Change in Control;
(5)extension of the time period in which shares of the Performance-Based vesting RSU may vest pursuant to the terms of Section 3(c)(ii) to the date that is the business day after the end of the day in which the Company reports its financial results for the second (2nd) completed fiscal quarter following the effective date of Executive’s Separation from Service; and
(6)if such Separation from Service occurs within three (3) months prior to (contingent upon the occurrence of the Change in Control) , on or within twelve (12) months after a Change in Control, in each case (A) the shares subject to the Awards shall become vested and exercisable, as applicable, pursuant to Section 3(c)(iii), (B) one hundred percent (100%) of the shares subject to any other equity awards subsequently granted to Executive shall become vested and exercisable, in each case as of the later of (1) the date of Executive’s Separation from Service and (2) immediately prior to effectiveness of such Change in Control, and (C) the Company will pay Executive an amount equal to 50% of the Bonus Target amount of the Annual Bonus in effect in the fiscal year of Executive’s Separation from Service. For the avoidance of doubt, in the event Executive is eligible for receipt of Severance Benefits under this Section 9(d)(ii)(6), Executive will not receive the bonus payment for the Annual Bonus in effect in the fiscal year of the Separation of Service set forth in Section 9(d)(ii)(1)(C).
(iii)All of the Severance Benefits are subject to deductions for applicable tax withholdings. No Severance Benefits will be paid prior to the day that is sixty (60) days following the date of Separation from Service. On the sixtieth (60th) day following the date of Separation from Service, the Company shall pay in a lump sum the aggregate amount of the Salary Continuation that the Company would have paid Executive through such date had the payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance paid thereafter on the applicable schedules described above.
(iv)All other benefits, if any, due Executive following a termination pursuant to this Section 9(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not be entitled to any payments or benefits under any other severance plan, severance policy or similar program of the Company. Payments under this Agreement are intended to fulfill any statutory obligation to provide notice or pay in lieu of notice. Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such the effective date of termination of employment.

(v)A material breach of the Company’s obligations to pay Executive the Severance Benefits (other than as a result of a good faith dispute as to the existence of “Good Reason” or “Cause”) that remains uncured for a period of thirty (30) days after written notice thereof (which written notice, if in connection with a dispute as to the existence of “Cause”, shall not be delivered until at least ninety (90) days following the Company’s discovery of the happening of one or more of the events set forth within the definition of “Cause” in Section 9(c) herein) shall relieve Executive of his post-employment non-competition and non-solicitation restrictions owed to the Company hereunder or in any other agreement with the Company.
(e)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive shall be communicated by written notice of termination to the other Party in accordance with the Notice requirements set forth in Section 11(e) of this Agreement.
(f)Taxes. Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to this Section 9 or otherwise from the Company or any person or entity are considered “parachute payments” under Section 280G of the Code, then such parachute payments shall be limited to the greatest amount that may be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company under such section, but only if, by reason of such reduction, the net after tax benefit to Executive shall exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement shall mean the sum of (i) the total amounts payable to Executive under Section 9, plus (ii) all other payments and benefits which Executive receives or then is entitled to receive from the Company or otherwise that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 9(f) shall be made at the Company’s expense by a nationally recognized certified public accounting firm as may be agreed to by the Company and Executive (the “Accounting Firm”) and the Company and Executive shall take all actions reasonably available to them in accordance with the law to minimize the amount of excise taxes imposed with respect to Section 4999 of the Code. In the event of any mistaken underpayment or overpayment under this Agreement, as determined by the Accounting Firm, the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at one hundred twenty (120%) of the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 9(f) shall occur in the following order: (1) any cash severance, (2) any other cash amount payable to Executive, (3) any benefit valued as a “parachute payment,” (4) the acceleration of vesting of any equity awards that are options, and (5) the acceleration of vesting of any other equity awards. Within any such category of payments and benefits, a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.
10.Invention, Confidential Information and Non-Competition Obligations; Non-Disparagement.
(a)Invention, Confidential Information and Non-Competition Agreement. The Parties hereto have entered into the Non-Competition Agreement, which may be amended by the Parties from time to time without regard to this Agreement. The Non-Competition Agreement contains provisions that are intended by the Parties to survive and do survive termination or expiration of this Agreement.
(b)Non-Disparagement. Each Party agrees not to disparage the other Party, any member thereof, and any of their respective officers, attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that a Party may respond accurately and fully to any question, inquiry or request for information when required by legal process.
11.Miscellaneous.
(a)Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement, and is signing the Agreement voluntarily and with full knowledge of its significance, (ii) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (iii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would interfere in any material respect with the performance of his duties hereunder, and (iv) Executive shall not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of his duties hereunder.
(b)Waiver. Expect with respect to adjustments provided for in Section 3(a), no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by either Party of any breach of the other Party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(c)Successors and Assigns.
(i)This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 11(c)(iii), shall not be assignable by the Company without the prior written consent of Executive (which shall not be unreasonably withheld).
(iii)This Agreement shall be assignable by the Company to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided that, the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
(d)Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery, email or overnight courier shall be deemed given when delivered, (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by registered mail shall be deemed given two days after the date of deposit in the mail.
If to Executive, to such address (including Company email address) as shall most currently appear on the records of the Company.

With a copy that shall not constitute note to:

Greenstein Sellers, PLLC
825 Nicollet Mall
Suite 1648
Minneapolis, MN 55402
Attention: Justice Ericson Lindell

If to the Company, to its primary business location
Attention: Board of Directors

(e)Governing Law; Consent to Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF TEXAS WILL CONTROL THE

INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN STATE OF TEXAS. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
(f)Resolution of Disputes. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web addresses: (i) https://www.jamsadr.com/rules-employmentarbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/). Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees, or in such other manner to the extent required by, and in accordance with, applicable law to effectuate Executive’s and the Company’s agreement to arbitrate. Each party is responsible for its own attorneys’ fees, except as expressly set forth in Executive’s Invention, Confidential Information and Non-Competition Agreement. Nothing in this letter agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
(g)Compliance with Code Section 409A. It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether Severance Benefits, expense reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments, including the Severance Benefits, upon Separation From Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation” (including as a result of the terms of Offer Letter), then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation From Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided in this Agreement or in the applicable agreement. No interest shall be due on any amounts so deferred.
(h)Severability of Invalid or Unenforceable Provisions. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible under applicable law.
(i)Advice of Counsel and Construction. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each Party.

(j)Entire Agreement. This Agreement sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written in respect of the subject matter contained herein.
(k)Withholding Taxes. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.
(l)Section Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(m)Cooperation. During the period of Executive’s employment and at any time thereafter, Executive agrees, to the extent permitted by applicable law or the rules of self-regulatory organizations, to cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during Executive’s employment with the Company, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. For a period of thirty (30) days following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company. Such cooperation may be performed remotely. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation. The Company shall further reimburse Executive for any reasonable legal fees and costs incurred in complying with this provision.
(n)Survival. Sections 3(c)(iii), 8, 9(a), 9(b), 9(d), 9(f), 10 and 11 shall survive and continue in full force in accordance with their terms notwithstanding any termination of Executive’s employment with the Company.
(o)Conditions. This Agreement is subject to satisfactory proof of Executive’s right to work in the United States and, if requested, satisfactory completion of a Company-required background check. Executive agrees to assist as needed and to complete any documentation at the Company’s request to meet these conditions.
(p)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

[Signature Page Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
APOLLO ENDOSURGERY, INC.

By:/s/ John Barr
    John Barr
    Chairman of the Board of Directors

EXECUTIVE

/s/ Charles McKhann
Charles McKhann

[Signature Page to Employment Agreement]

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